Exhibit 99.1

Kulicke & Soffa Industries Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA
215-784-6000 phone 215-659-7588 fax www.kns.com

Kulicke & Soffa Increases Revenue Outlook for Third Fiscal Quarter of 2009

Fort Washington, PA – May 18, 2009 – Kulicke & Soffa Industries, Inc. (NASDAQ: KLIC) (“K&S”) today announced that the Company has raised its revenue outlook for its fiscal third quarter ending June 27, 2009. The Company now expects net revenue for the third fiscal quarter to be in the range of $40 to $45 million, an increase from the previously forecasted range of $32 to $37 million.

Scott Kulicke, Chairman and Chief Executive Officer, commented, “The increase in customer activity that we saw near the end of our second quarter of 2009 is continuing into our third quarter. Improvement is being seen across all areas of our business, particularly in expendable tools and ball bonders.”

About Kulicke & Soffa

Kulicke & Soffa (NASDAQ: KLIC) is a global leader in the design and manufacture of semiconductor assembly equipment. As a pioneer in this industry, K&S has provided customers with market leading packaging solutions for decades. In recent years K&S has expanded its product offerings through strategic acquisitions, adding die and wedge bonders and a broader range of expendable tools to its core ball bonding products. Combined with its extensive expertise in process technology, K&S is well positioned to help customers meet the challenges of assembling the next-generation semiconductor devices. (www.kns.com)

Caution Concerning Forward Looking Statements

In addition to historical statements, this press release contains statements relating to future events and our future results. These statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and include, but are not limited to, statements that relate to future revenue and future customer activity. While these forward-looking statements represent our judgments and future expectations concerning our business, a number of risks, uncertainties and other important factors could cause actual developments and results to differ materially from our expectations. These factors include, but are not limited to: difficult global economic conditions, resulting in, among other things, sharply lower demand for products containing semiconductors and for the Company’s products, and disruption of capital and credit markets; the risk of failure to successfully manage our operations; the risk that anticipated customer orders may not materialize or that orders received may be postponed or canceled, generally without charges; the volatility in the demand for semiconductors and our products and services; the risk that we may not be able to develop and manufacture new products and product enhancements on a timely and cost effective basis; acts of terrorism and violence;  risks, such as changes in trade regulations, currency fluctuations, political instability and war, associated with a substantial foreign customer and supplier base and substantial foreign manufacturing operations;  and the factors listed or discussed in Kulicke and Soffa Industries, Inc. 2008 Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. Kulicke & Soffa Industries is under no obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts:

Geoff Grande, CFA
FD
P: (617) 747-1721
F: (617) 897-1511
geoff.grande@fd.com

Tom Johnson
Director – Investor Relations & Corporate Communications
Kulicke & Soffa
P: (215) 784-6411
F: (215) 784-6167
tjohnson@kns.com
#   #   #